REPUBLIC PORTFOLIOS
                         INTERNATIONAL EQUITY PORTFOLIO
                              SUBADVISORY AGREEMENT

         AGREEMENT, effective commencing on November 21, 1994, between Capital Guardian Trust Company (the "Subadviser") and Republic National Bank of New York (the "Adviser").

         WHEREAS, the Adviser serves as investment adviser to the Republic Portfolios, a New York master trust fund (the "Portfolio Trust"), which is registered as an open-end diversified investment management company under the Investment Company Act of 1940, as amended (the "1940 Act") and consists of one or more series, one of which is International Equity Portfolio (the "Portfolio Series");

         WHEREAS, the Adviser wishes to appoint the Subadviser to perform advisory services to the Portfolio Series and the Portfolio Trust's Board of Trustees (the "Trustees"), including a majority of the Trustees who are not "interested persons" (as defined in the 1940 Act) of the Portfolio Trust and the Portfolio Series' investors have approved the appointment of the Subadviser to perform certain investment advisory services for the Portfolio Series pursuant to this Subadvisory Agreement and the Subadviser is willing to perform such services for the Portfolio Series;

         WHEREAS, the Subadviser is registered or exempt from registration as an investment adviser under the Investment Advisers Act of 1940, as amended ("Advisers Act");

         NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the Adviser and the Subadviser as follows:

         1. APPOINTMENT. The Adviser hereby appoints the Subadviser to perform advisory services to the Portfolio Series for the periods and on the terms set forth in this Subadvisory Agreement. The Subadviser accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.

         2. INVESTMENT ADVISORY DUTIES. Subject to the supervision of the Trustees of the Portfolio Trust and the Adviser, the Subadviser will (a) provide a program of continuous investment management for the Portfolio Series in accordance with the Portfolio Series's investment objectives, policies and limitations as stated in the Portfolio Trust's registration statement on Form N-1A as filed with the Securities and Exchange Commission ("SEC"), as it may be amended from time to time (the "Registration Statement"), copies of which shall be provided to the Subadviser by the Portfolio Trust; (b) make investment decisions for the Portfolio Series; and (c) place orders to purchase and sell securities for the Portfolio Series. In particular, the Subadviser will be responsible for the market timing of purchases and sales and for all yield enhancement strategies used in managing the Portfolio Series's investment portfolio.

         In performing its investment management services to the Portfolio Series hereunder, the Subadviser will provide the Portfolio Series with ongoing investment guidance and policy direction, including oral and written research, analysis, advice, statistical and economic data and judgments regarding individual investments, general economic conditions and trends and long-range investment policy. The Subadviser will determine the securities, instruments, repurchase agreements, options and other investments and techniques that the Portfolio Series will purchase, sell, enter into or use, and will provide an ongoing evaluation of the Portfolio Series's portfolio. The Subadviser will determine what portion of the Portfolio Series's portfolio shall be invested in securities and other assets.

         The Subadviser further agrees that, in performing its duties hereunder, it will:

         (a) comply with the 1940 Act and all rules and regulations thereunder, the Advisers Act, the Internal Revenue Code of 1986, as amended (the "Code"), and all other applicable federal and state laws and regulations, and with any applicable procedures adopted by the Trustees;

         (b) in accordance with such procedures and instructions as the Portfolio Trust and Subadviser determine appropriate, manage the Portfolio Series so that it will qualify, and continue to qualify (except where extraordinary circumstances dictate otherwise), as a regulated investment company under Subchapter M of the Code and regulations issued thereunder, and conduct periodically Subchapter M compliance reviews in accordance with such procedures as the Portfolio Trust and Subadviser determine appropriate, provided that the Portfolio Trust shall be responsible for assuring that the distributions to Portfolio Series shareholders determined by the Subadviser to be necessary to comply with Subchapter M are made;

         (c) place orders pursuant to its investment determinations for the Portfolio Series directly with the issuer, or with any broker or dealer, in accordance with applicable policies expressed in the Portfolio Series's Registration Statement and in accordance with applicable legal requirements;

         (d) furnish to the Portfolio Trust or to the Adviser whatever statistical information the Portfolio Trust or the Adviser may reasonably request with respect to the Portfolio Series's assets or contemplated investments, provided that the Subadviser's responsibilities to provide performance-related information shall not include providing or calculating yield information. In addition, the Subadviser will keep the Portfolio Trust, the Trustees and the Adviser informed of developments materially affecting the Portfolio Series's portfolio and shall, on the Subadviser's own initiative, furnish to the Portfolio Trust and the Adviser from time to time whatever information the Subadviser believes appropriate for this purpose;

         (e) make available to the Portfolio Trust, promptly upon request, such copies of its investment records and ledgers with respect to the Portfolio Series as may be required to assist the Portfolio Trust in its compliance with applicable laws and regulations. The Subadviser will furnish the Trustees with such periodic and special reports regarding the Portfolio Series as they may reasonably request;

         (f) immediately notify the Portfolio Trust and the Adviser in the event that the Subadviser or any of its affiliates: (1) becomes aware that it is subject to a statutory disqualification that prevents the Subadviser from serving as an investment adviser pursuant to this Subadvisory Agreement; or (2) becomes aware that it is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority. Although not responsible for preparation of the Registration Statement with respect to the Portfolio Series, the Subadviser further agrees to notify the Portfolio Trust and the Adviser immediately of any material fact known to the Subadviser respecting or relating to the Subadviser that is not contained in the Registration Statement, or any amendment or supplement thereto, with respect to the Portfolio Series but that is known to Subadviser to be required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect.

         3. ALLOCATION OF CHARGES AND EXPENSES. Except as otherwise specifically provided in this Section 3, the Subadviser shall pay the compensation and expenses of all its directors, officers and employees (if any) who serve as officers and executive employees of the Portfolio Trust (including the Portfolio Series's share of payroll taxes), and the Subadviser shall make available, without expense to the Portfolio Series, the service of its directors, officers and employees (if any) who may be duly elected officers of the Portfolio Trust, subject to their individual consent to serve and to any limitations imposed by law.

         The Subadviser shall not be required to pay any expenses of the Portfolio Series other than those specifically allocated to the Subadviser in this Section 3. In particular, but without limiting the generality of the foregoing, the Subadviser shall not be responsible, except to the extent of the reasonable compensation of such of the Portfolio Trust's employees (if any) as are officers or employees of the Subadviser whose services may be involved, for the following expenses of the Portfolio Series: organization and certain offering expenses of the Portfolio Series (including out-of-pocket expenses); fees payable to the Subadviser and to any other Portfolio Trust advisers or consultants; legal expenses; auditing and accounting expenses; interest expenses; telephone, telex, facsimile, postage and other communications expenses; taxes and governmental fees; dues and expenses incurred by or with respect to the Portfolio Trust in connection with membership in investment company trade organizations; cost of insurance relating to fidelity coverage for the Portfolio Trust's officers and employees; fees and expenses of any custodian, subcustodian, transfer agent, registrar, or disbursing agent of the Portfolio Series; payments for maintaining the Portfolio Series's financial books and records and calculating the daily net asset value of the Portfolio Series; other payments for portfolio pricing or valuation services to pricing agents, accountants, bankers and other specialists, if any; expenses relating to investor and public relations; freight, insurance and other charges in connection with the shipment of the portfolio securities of the Portfolio Series; brokerage commissions or other costs of acquiring or disposing of any portfolio securities or other assets of the Portfolio Series, or of entering into other transactions or engaging in any investment practices with respect to the Portfolio Series; expenses of preparing and filing

Registration Statements, reports and notices to investors; costs of stationery; litigation expenses; costs of investors' and other meetings; the compensation and all expenses (specifically including travel expenses relating to the Portfolio Series's business) of officers, trustees and employees of the Portfolio Trust who are not "interested persons" (as defined in the 1940 Act) of the Subadviser; and travel expenses (or an appropriate portion thereof) of officers or trustees of the Portfolio Trust (if any) who are officers, directors or employees of the Subadviser to the extent that such expenses relate to attendance at meetings of the Trustees of the Portfolio Trust or any committees thereof or advisers thereto.

         4. COMPENSATION. As compensation for the services provided and expenses assumed by the Subadviser under this Agreement, the Portfolio Trust will pay the Subadviser within 21 calendar days after the end of each calendar quarter an advisory fee computed daily on the basis of the Portfolio Series's average daily net assets, in accordance with the following schedule of annual rates.

         NET ASSETS                                                             FEE RATE

         Up to $25 million                                                      0.70%
         $25,000,001 - $50 million                                              0.55%
         $50,000,001 - $250 million                                             0.425%
         Over $250 million                                                      0.375%

The "average daily net assets" of the Portfolio Series shall mean the average of the values placed on the Portfolio Series's net assets as of 4:00 p.m. (New York time) on each day on which the net asset value of the Portfolio Series is determined consistent with the provisions of Rule 22c-1 under the 1940 Act or, if the Portfolio Series lawfully determines the value of its net assets as of some other time on each business day, as of such other time. The value of net assets of the Portfolio Series shall always be determined pursuant to the applicable provisions of the Portfolio Trust's Declaration of Trust and Registration Statement. If, pursuant to such provisions, the determination of net asset value is suspended for any particular business day, then for the purposes of this Section 4, the value of the net assets of the Portfolio Series as last determined shall be deemed to be the value of its net assets as of the close of regular trading on the New York Stock Exchange, or as of such other time as the value of the net assets of the Portfolio Series's portfolio may lawfully be determined, on that day. If the determination of the net asset value of the interests of the Portfolio Series has been so suspended for a period including any quarter end when the Subadviser's compensation is payable pursuant to this Section, then the Subadviser's compensation payable at the end of such month shall be computed on the basis of the value of the net assets of the Portfolio Series as last determined (whether during or prior to such quarter). If the Portfolio Series determines the value of the net assets of its portfolio more than once on any day, then the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this Section 4. In the event that this Agreement is terminated pursuant to Section 10 hereof, the Subadviser shall be entitled to a PRO RATA portion of the fee under this Section 4 through and including the date upon which the Agreement is terminated and the Subadviser ceases to provide investment advisory services to the Portfolio Series hereunder.

         5. BOOKS AND RECORDS. The Subadviser agrees to maintain such books and records with respect to its services to the Portfolio Series as are required by
Section 31 under the 1940 Act, and rules adopted thereunder, and by other applicable legal provisions, and to preserve such records for the periods and in the manner required by that Section, and those rules and legal provisions. The Subadviser also agrees that records it maintains and preserves pursuant to Rules 31a-1 and Rule 31a-2 under the 1940 Act and otherwise in connection with its services hereunder are the property of the Portfolio Trust and will be surrendered promptly to the Portfolio Trust upon its request. The Subadviser further agrees that it will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder which may be requested in order to determine whether the operations of the Portfolio Series are being conducted in accordance with applicable laws and regulations.

         6. STANDARD OF CARE AND LIMITATION OF LIABILITY. The Subadviser shall exercise its best judgment in rendering the services provided by it under this Subadvisory Agreement. The Subadviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Portfolio Series or the holders of the Portfolio Series's interests in connection with the matters to which this Subadvisory Agreement relate, provided that nothing in this Subadvisory Agreement shall be deemed to protect or purport to protect the Subadviser against any liability to the Portfolio Series or to holders of the Portfolio Series's interests to which the Subadviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Subadviser's reckless disregard of its obligations and duties under this Subadvisory Agreement. As used in this Section 6, the term "Subadviser" shall include any officers, directors, employees or other affiliates of the Subadviser performing services for the Portfolio Series.

         7. INDEMNIFICATION.

         (a) The Subadviser agrees to indemnify and hold harmless, the Portfolio Trust, the Adviser, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act ("affiliated person") of the Portfolio Trust or the Adviser and each person, if any, who within the meaning of Section 15 of the Securities Act of 1933 (the "1933 Act") controls the Portfolio Trust ("controlling person") or the Adviser against any and all losses, claims, damages, liabilities or litigation (including legal and other expenses), to which the Portfolio Trust, the Adviser or such affiliated person or controlling person may become subject under the 1933 Act, 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Subadviser's responsibilities as subadviser of the Portfolio Series which (1) may be based upon any wrongful act or omission by the Subadviser, any of its employees or representatives or any affiliate of or any person acting on behalf of the Subadviser, or (2) may be based upon any untrue statement or alleged untrue statement of a material fact contained in a registration statement or prospectus covering the shares of the Portfolio Series or any amendment thereof or any supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon written information furnished to the Portfolio Trust, the Portfolio Series, the Adviser, or any affiliated person of the Portfolio Trust, the Portfolio Series or the Adviser by the Subadviser or any affiliated person of the Subadviser; provided, however, that in no case is the Subadviser's indemnity in favor of the Portfolio Trust, the Adviser or any affiliated person or controlling person of the Portfolio Trust or the Adviser deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of his duties or by reason of his reckless disregard of his obligations and duties under this Agreement.

         (b) The Adviser agrees to indemnify and hold harmless the Subadviser, any affiliated person of the Subadviser and each controlling person of the Subadviser against any and all losses, claims, damages, liabilities or litigation (including legal and other expenses) to which the Subadviser or such affiliated person or controlling person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Subadviser's responsibilities as investment manager of the Portfolio Series which (1) may be based upon any wrongful act or omission by the Adviser, any of its employees or representatives or any affiliate of or any person acting on behalf of the Adviser or (2) may be based upon any untrue statement or alleged untrue statement of a material fact contained in a registration statement or prospectus covering shares of the Portfolio Series or any Series or any amendment thereof or any supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading unless such statement or omission was made in reliance upon written information furnished to the Adviser or any affiliated person of the Adviser by the Subadviser or any affiliated person of the Subadviser; provided, however, that in no case is the indemnity of the Adviser in favor of the Subadviser, or any affiliated person or controlling person of the Subadviser deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his duties or by reason of his reckless disregard of obligations and duties under this Agreement.

         (c) If any party seeks indemnification under this Agreement (an "indemnified party"), it shall notify the other party (the "indemnifying party") in writing of the assertion of any third party claim or action and shall deliver all copies of materials received in connection with the matter to the indemnifying party. The indemnifying party shall have the right to participate at its own expense in the defense of any such claim or action with counsel of its own choosing satisfactory to the indemnified party, and the indemnified party shall cooperate fully with the indemnifying party in the defense or settlement of any matter that is covered by paragraphs (a) or (b) above, subject to reimbursement by the indemnifying party for expenses incurred by the indemnified party in connection with the indemnifying party's participation in the defense.

         8. SERVICES NOT EXCLUSIVE. It is understood that the services of the Subadviser are not exclusive, and that nothing in this Subadvisory Agreement shall prevent the Subadviser from providing similar services to other investment companies (whether or not their investment objectives and policies are similar to those of the Portfolio Series) or from engaging in other activities, provided such other services and activities do not, during the term of this Subadvisory

Agreement, interfere in a material manner with the Subadviser's ability to meet its obligations to the Adviser, the Portfolio Trust and the Portfolio Series hereunder. When the Subadviser recommends the purchase or sale of a security for other investment companies and other clients, and at the same time the Subadviser recommends the purchase or sale of the same security for the Portfolio Series, the Subadviser may, but shall be under no obligation to, aggregate the orders for securities to be purchased or sold. It is understood that in light of its fiduciary duty to the Portfolio Series, such transactions will be executed on a basis that is fair and equitable to the Portfolio Series. In connection with purchases or sales of portfolio securities for the account of the Portfolio Series, neither the Subadviser nor any of its directors, officers or employees shall act as a principal or agent or receive any commission.

         9. DOCUMENTATION. The Portfolio Series shall provide the Subadviser with the following documents, as requested by the Subadviser:

         (a)      the Registration Statement and any amendments thereto;

         (b) the Declaration of Trust and By-laws (and any amendments thereto) of the Portfolio Trust;

         (c) resolutions of the Trustees authorizing the appointment of the Subadviser to serve as Subadviser and approving this Subadvisory Agreement; and

         (d) the Portfolio Trust's Notification of Registration on Form N-8A.

         10. DURATION AND TERMINATION. This Subadvisory Agreement shall continue until November 21, 1996 unless sooner terminated as provided herein. Notwithstanding the foregoing, this Subadvisory Agreement may be terminated: (a) at any time without penalty upon thirty (30) days' written notice to the Subadviser by the Portfolio Series upon the vote of a majority of the Trustees or upon the vote of a majority of the Portfolio Series's outstanding voting securities, (b) at any time without penalty upon thirty (30) days' written notice to the Subadviser by the Adviser; or (c) by the Subadviser upon thirty
(30) days' written notice to the Portfolio Series and the Adviser, provided that the Subadviser shall continue to be responsible for managing the assets of the Portfolio Series for sixty (60) business days after the end of the notice period unless the Portfolio Series shall agree in writing to shorten the period. Anything to the contrary herein notwithstanding, any termination carried out pursuant to this Section 10(c) shall be without penalty and, further, the compensation schedule set forth in Section 4 hereof shall apply to the service of the Subadviser beyond the end of the notice period provided in this Section 10(c). This Subadvisory Agreement will also terminate automatically in the event of its "assignment" (as defined in the 1940 Act) or the assignment or termination of the Management Agreement.

         11. USE OF NAMES. It is understood that the names Republic Funds and Republic International Equity Fund or any derivative thereof or logo associated therewith are the valuable property of Portfolio Trust and its affiliates. The Subadviser agrees that it shall not use any such names (or derivative or logo) without the prior consent of the Portfolio Trust, which shall not be unreasonably withheld.

         It is understood that the names Capital and Capital Guardian Trust Company or any derivative thereof or logo associated therewith are the valuable property of Subadviser and its affiliates. The Portfolio Trust and the Portfolio Series have the right to use any such name (or derivative or logo) in offering materials of the Portfolio Series with the approval of the Subadviser and for so long as the Subadviser is subadviser to the Portfolio Series. Upon termination of this Agreement, the Portfolio Series shall forthwith cease to use any such names (or derivative or logo). Subadviser agrees that it shall not (and shall not permit the Portfolio Series to) publish any advertisement, sales literature, notice, circular, report or other document making reference to Subadviser or any of its officers, directors, affiliates or employees without the consent of Subadviser, which shall not be unreasonably withheld.

         12. AMENDMENTS. No provision of this Subadvisory Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Subadvisory Agreement shall be effective until approved by an affirmative vote of (i) a "majority of the outstanding voting securities" (as defined in the 1940 Act) of the Portfolio Series, and (ii) a majority of the Trustees, including a majority of the Trustees who are not "interested persons" (as defined in the 1940 Act) of any party to this Subadvisory Agreement, cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law.

         13. NOTICES. Any notice or other communication required or permitted to be given hereunder shall be given in writing and mailed, faxed or delivered to the other party at its address as follows:

                  IF TO THE ADVISER:

                  Republic National Bank of New York
                  452 Fifth Avenue
                  New York, NY  10018

                  IF TO THE SUBADVISER:

                  Capital Guardian Trust Company
                  333 South Hope Street
                  Los Angeles, California 90071

         Any party may specify a different or additional address for notice by sending a written notice to the other at the address above, or at that or those last given hereunder.

         14.      MISCELLANEOUS.

         (a) This Subadvisory Agreement shall be governed by the laws of the State of New York, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or rules or orders of the SEC thereunder. Exclusive original jurisdiction to any claim, action or dispute between the parties arising out of this Agreement shall be solely in state or federal district courts sitting in the State of New York.

         (b) The captions of this Subadvisory Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

         (c) If any provision of this Subadvisory Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Subadvisory Agreement shall not be affected hereby and, to this extent, the provisions of this Subadvisory Agreement shall be deemed to be severable.

         (d) Nothing herein shall be construed as constituting the Subadviser, or any of its directors, officers or employees, an agent of the Adviser, the Portfolio Trust or the Portfolio Series, nor the Adviser, or any of its directors, officers or employees, an agent of the Subadviser.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of November 21, 1994.

         CAPITAL GUARDIAN TRUST COMPANY



         By ______________________________
         Name:
         Title:

         REPUBLIC NATIONAL BANK OF NEW YORK



         By ______________________________
         Name:
         Title:


FT4205D